BRT APARTMENTS CORP. REPORTS FIRST QUARTER RESULTS FOR 2019

Great Neck, New York – May 8, 2019 - BRT APARTMENTS CORP. (NYSE:BRT), a growing multi-family real estate investment trust with properties located primarily in the Southeast United States and Texas today announced operating results for the quarter ended March 31, 2019.

Jeffrey A. Gould, President and Chief Executive Officer stated: “We began 2019 with a solid start. Our team identified a number of investment opportunities in the Southeast that are complementary to our current holdings, including a value-add opportunity near Birmingham, Alabama. In addition, we expanded our funding sources by entering into a line of credit which will provide an additional source of capital to fund accretive acquisitions.”

Financial Results:

Net loss attributable to common stockholders was $4.2 million, or $0.27 per diluted share, for the first quarter of 2019, compared to net income of $25.2 million, or $ 1.75 per diluted share, for the three months ended March 31, 2018. The 2018 quarter includes $52.0 million, or $3.60 per fully diluted share, from gain on sale of real estate, before giving effect to $25.1 million, or $1.74 per diluted share, of non-controlling interests.

Funds from Operations, or FFO, was $3.1 million, or $0.19 per diluted share, for the quarter ended March 31, 2019, compared to $5.3 million, or $0.37 per diluted share, in the corresponding quarter in 2018. FFO for the 2018 quarter includes $3.2 million, or $0.22 per diluted share, without giving effect to the non-controlling interest of $800,000, or $0.05 per diluted share, from the gain on insurance recovery related to our Retreat at Cinco Ranch, Katy, Texas property. There was no corresponding gain in the current quarter.

AFFO in the 2019 quarter was $3.7 million, or $0.23 per diluted share, compared to $3.8 million, or $0.26 per diluted share, in the 2018 quarter.

Diluted per share net income, FFO and AFFO were impacted during the quarter ended March 31, 2019 by the approximate 1.4 million increase in the weighted average number of shares of common stock outstanding from April 1, 2018 through March 31, 2019 due primarily to stock issuances pursuant to the Company’s at-the-market equity offering program.

Operating Results:

As of May 8, 2019, BRT owns or has interests in 40 multi-family properties with 11,362 units, including properties in lease-up or owned by unconsolidated joint ventures, and located across 12 states. Most of these properties are owned through consolidated joint ventures in which BRT owns a substantial equity interest.

During the current quarter, average total occupancy at stabilized properties was approximately 93.5%, compared to approximately 92.8% during the 2018 quarter. Average rental rate per occupied unit at stabilized properties during the current quarter was approximately $1,018 per month compared to approximately $977 per month during the 2018 quarter. Stabilized properties include all our consolidated properties, other than those in lease-up or development, and for the 2018 quarter, also excludes a Katy, Texas property that was damaged by Hurricane Harvey.

Rental revenue for the current three months increased 4.1% to $30.7 million from $29.5 million for the quarter ended March 31, 2018, due primarily to increased rental revenue at same store properties.

Total expenses for the quarter ended March 31, 2019 were $35.7 million compared to $34.5 million for the quarter ended March 31, 2018.

Portfolio Activity:

During the current quarter, BRT, through a joint venture in which it has a 65% equity interest, acquired a 312-unit multi-family property located in a suburb of Charlotte, North Carolina for a purchase price of $48.1 million, including $33.3 million of mortgage debt assumed in connection with acquisition.

Balance Sheet:

At March 31, 2019, BRT had $21.1 million of cash and cash equivalents, total assets of $1.2 billion, total debt of $845.8 million, and total stockholders’ equity of $191.1 million.

At May 6, 2019, BRT’s available liquidity was approximately $23.5 million, comprising $14.7 million of cash and cash equivalents, $7.8 million of restricted cash, and, subject to attainment of requisite borrowing base levels and satisfaction of other conditions, up to $1 million available under its credit facility.

BRT’s mortgage debt of $808.7 million has a weighted average interest rate of 4.27% and a weighted average remaining term to maturity of 7.9 years. Approximately 92% of the mortgage debt bears interest at a fixed rate. The balance of such debt represents variable rate short-term and construction financing; BRT anticipates refinancing, with fixed rate mortgage debt, the short-term debt in the near future and the construction financing when lease-up at the related property is complete.

Subsequent Events:

 On May 7, 2019, BRT, through a joint venture in which it has an 80% equity interest, acquired a 328-unit multi-family property located in a suburb of Birmingham, Alabama. The purchase price was $43 million, including $32.3 million of mortgage debt obtained in connection with the acquisition. The mortgage debt bears an interest rate of 4.19% per year, is interest only until 2025, and matures in 2029. BRT borrowed $9 million from its credit facility to fund this purchase.

As previously reported, in April 2019, BRT entered into a credit facility with an affiliate of Valley National Bank allowing it to borrow up to $10 million subject to compliance with borrowing base requirements and other conditions. BRT intends to use the facility to acquire multi-family properties.

Change in Fiscal Year:

As previously reported, the Company changed its fiscal year end from September 30 to December 31. The change is intended to better align the Company’s fiscal year with the fiscal year of other multi-family REITs. As a result of the change in fiscal year, the Company’s 2019 fiscal year began on January 1, 2019 and will end on December 31, 2019 and accordingly, the results reported herein represent the results for the Company’s first quarter of 2019.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed on December 10, 2018 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2019 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 31, 2019 (Unaudited)	December 31, 2018
ASSETS
Real estate properties, net of accumulated depreciation	$1,077,326	$1,029,239
Real estate loan	4,600	4,750
Cash and cash equivalents	21,062	32,428
Restricted cash	7,813	8,180
Deposits and escrows	14,902	21,268
Investments in unconsolidated joint ventures	19,125	19,758
Other assets	9,087	8,084
Real estate property held for sale	—	—
Real estate loan	$1,153,915	$1,123,707

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$808,729	$771,817
Junior subordinated notes, net of deferred costs	37,048	37,043
Accounts payable and accrued liabilities	22,620	24,487
Total Liabilities	868,397	833,347

Total BRT Apartments Corp. stockholders’ equity	191,066	198,775
Non-controlling interests	94,452	91,585
Total Equity	285,518	290,360
Total Liabilities and Equity	$1,153,915	$1,123,707

 BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues:
Rental and other revenues from real estate properties	$30,702	$29,476
Other income	244	175
Total revenues	30,946	29,651

Expenses:
Real estate operating expenses	14,814	14,198
Interest expense	8,769	8,657
General and administrative	2,544	2,453
Depreciation	9,617	9,240
Total expenses	35,744	34,548
Total revenue less total expenses	(4,798)	(4,897)
Equity in loss of unconsolidated joint ventures	(223)	(63)
Gain on sale of real estate	—	51,981
Gain on insurance recovery	—	3,227
Loss on extinguishment of debt	—	(593)
(Loss) income from continuing operations	(5,021)	49,655
Income tax provision (benefit)	62	(253)
Net (loss) income from continuing operations, net of taxes	(5,083)	49,908
Net loss (income) attributable to non-controlling interests	836	(24,686)
Net (loss) income attributable to common stockholders	$(4,247)	$25,222

Per share amounts attributable to common stockholders:
Basic	$(0.27)	$1.77
Diluted	$(0.27)	$1.75

Funds from operations - Note 1	$3,062	$5,334
Funds from operations per common share - diluted - Note 2	$0.19	$0.37

Adjusted funds from operations - Note 1	$3,718	$3,794
Adjusted funds from operations per common share - diluted -Note 2	$0.23	$0.26

Weighted average number of shares of common stock outstanding:
Basic	15,886,493	14,242,076
Diluted	15,886,493	14,442,076

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common stockholders	$(4,247)	$25,222
Add: depreciation of properties	9,617	9,240
Add: our share of depreciation in unconsolidated joint ventures	467	447
Deduct: gain on sale of real estate	—	(51,981)
Adjustments for non-controlling interests	(2,775)	22,406
NAREIT Funds from operations attributable to common stockholders	3,062	5,334

Adjustments for: straight-line rent accruals	(10)	(10)
Add: loss on extinguishment of debt	—	593
Add: amortization of restricted stock and restricted stock units	365	297
Add: amortization of deferred mortgage costs	379	373
Deduct gain on insurance recovery	—	(3,227)
Adjustments for non-controlling interests	(78)	$434
Adjusted funds from operations attributable to common stockholders	$3,718	$3,794

Note 2:
GAAP Net (loss) income attributable to common stockholders	$(0.27)	$1.75
Add: depreciation of properties	0.60	0.64
Add: our share of depreciation in unconsolidated joint ventures	0.03	0.03
Deduct: gain on sale of real estate	—	(3.60)
Adjustment for non-controlling interests	(0.17)	1.55
NAREIT Funds from operations per common stock basic and diluted	0.19	0.37

Adjustments for: straight line rent accruals	—	—
Add: loss on extinguishment of debt	—	0.04
Add: amortization of restricted stock and restricted stock units	0.02	0.01
Add: amortization of deferred mortgage costs	0.02	0.03
Deduct gain on insurance recovery	—	(0.22)
Adjustments for non-controlling interests	—	0.03
Adjusted funds from operations per common stock basic and diluted	$0.23	$0.26